Exhibit 2(l)(1)
[LETTERHEAD OF WILLKIE FARR & GALLAGHER LLP]
August 23, 2007
The Cushing MLP Total Return Fund
3300 Oak Lawn Avenue
Suite 650
Dallas, Texas 75219
Ladies and Gentlemen:
We have acted as counsel to The Cushing MLP Total Return Fund (the “Fund”), a statutory trust formed under the laws of the State of Delaware, in connection with the preparation of the registration statement No. 333-143305 under the Securities Act of 1933 and No. 811-22072 under the Investment Company Act of 1940 filed with the Securities and Exchange Commission (the “SEC”) on May 25, 2007, as amended by Pre-Effective Amendment No. 1 to that registration statement as filed with the SEC on July 3, 2007, as amended by Pre-Effective Amendment No. 2 to that registration statement as filed with the SEC on July 20, 2007, and as amended by Pre-Effective Amendment No. 3 to that registration statement being filed with the SEC on August 23, 2007 (such registration statement as so amended being referred to in this opinion as the “Registration Statement”) relating to the issuance of common shares of beneficial interest of the Fund, par value $.001 per share (the shares issued pursuant to the Registration Statement being referred to in this opinion as the “Shares”).
In rendering this opinion, we have examined copies of: (i) the Certificate of Trust of the Fund as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on May 23, 2007; (ii) the Declaration of Trust dated as of May 23, 2007; (iii) the Amended and Restated Agreement and Declaration of Trust dated as of July 16, 2007 (the “Agreement and Declaration of Trust”); (iv) the By-laws of the Fund adopted July 16, 2007; (v) the Amended and Restated By-laws of the Fund adopted August 16, 2007 (the “Amended and Restated By-laws”); (vi) the Registration Statement; (vii) a certificate of the Company regarding certain matters in connection with this opinion (the “Certificate”); (viii) the resolutions adopted pursuant to the Action by Written Consent of the Sole Trustee dated as of May 23, 2007; (ix) the resolutions adopted pursuant to the Action by Written Consent of the Sole Trustee dated as of July 16, 2007; (x) the resolutions of the Board of Trustees (the “Board”) prepared for adoption at the meeting by the Board held on July 16, 2007; (xi) the resolutions of the Board prepared for adoption at the meeting by the Board held on August 16, 2007 (together with (viii), (ix) and (x), the “Resolutions”); (xii) a certification of good standing of the Fund obtained as of a recent date from the State Office; and (xiii) other records and documents pertaining to the Fund that we

The Cushing MLP Total Return Fund
August 23, 2007

have deemed necessary for the purpose of the opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion expressed.
In our examination of material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Fund and others. As to matters governed by the laws of the State of Delaware, we have relied on the opinion of Morris, Nichols, Arsht & Tunnell LLP, appended to this letter.
On the basis of, and subject to, the foregoing, we are of the opinion that: (1) the Fund has been duly formed and is validly existing in good standing as a statutory trust under the laws of the State of Delaware; and (2) the Shares, when issued to shareholders in accordance with the terms, conditions, requirements and procedures set out in the Agreement and Declaration of Trust, the Amended and Restated By-laws, the Resolutions and the Registration Statement (including the prospectus), will constitute legally issued, fully paid and non-assessable Shares of beneficial interest in the Fund.
We note, with respect to the opinion expressed in (2) above, that, pursuant to Section 2 of Article VIII of the Agreement and Declaration of Trust, the trustees of the Fund (the “Trustees”) have the power to cause each shareholder to pay directly, in advance or arrears, for charges of the Fund’s custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off the charges due from the shareholder from declared but unpaid dividends owed the shareholder and/or by reducing the number of Shares in the account of the shareholder by that number of full and/or fractional Shares that represents the outstanding amount of the charges due from the shareholder.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the prospectus included as part of the Registration Statement.
Very truly yours,
Willkie Farr & Gallagher LLP

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